SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form N-8A/A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(A) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it is amending and adopting as its own the Notification of Registration of Waddell & Reed InvestEd Portfolios, Inc., a Maryland corporation, under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name: WADDELL & REED INVESTED PORTFOLIOS
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, Kansas 66201-9217
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Telephone Number: (913) 236-2000
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Name and Address of Agent for Service of Process:

Kristen A. Richards
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6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, Kansas 66201-9217
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Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes _X*__	No ___

*Waddell & Reed InvestEd Portfolios filed an amendment to the registration statement of Waddell & Reed InvestEd Portfolios, Inc., a Maryland corporation, under and pursuant to the provisions of section 8(b) of the Investment Company Act of 1940 on April 29, 2009, to be effective on April 30, 2009, concurrently with the filing of this Form N-8A/A, amending and adopting such registration statement as its own pursuant to Rule 414 under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this amendment to the Notification of Registration to be duly signed on its behalf, in the City of Overland Park, and State of Kansas, on the 30th day of April, 2009.

WADDELL & REED INVESTED
PORTFOLIOS

By:/s/Mara D. Herrington
Name: Mara D. Herrington
Title: Vice President

Attest:/s/Kristen A. Richards
Name: Kristen A. Richards
Title: Assistant Secretary